Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Brian K. Finneran

President

(516) 548-8500

HANOVER BANCORP, INC. ANNOUNCES MANAGEMENT
REORGANIZATION

Mineola, NY – September 15, 2021 - Hanover Bancorp, Inc., the holding company for Hanover Community Bank, today announced that Lance P. Burke was appointed Executive Vice President & Chief Financial Officer of the Company and the Bank. Mr. Burke will oversee all aspects of financial management of the Company and the Bank as he assumes the role of Chief Financial Officer from Brian K. Finneran. Mr. Finneran, who has been serving as President and Chief Financial Officer since March 2020, will remain as President of the Company and the Bank.

Mr. Burke joined the Company and the Bank as Deputy Chief Financial Officer in May 2021. He has over twenty years of senior leadership experience in the banking industry with extensive accounting, operations, and M&A expertise. Prior to joining Hanover, Mr. Burke served as Senior Vice President and Controller of Dime Bank (formerly BNB Bank), a $13 billion community bank headquartered on Long Island, and was an integral part of three acquisitions and one merger of equals.

Mr. Finneran, who joined the Company and the Bank as Chief Financial Officer in July 2017, will concentrate on corporate strategy and oversee certain operations of the Company and the Bank as President.

Michael P. Puorro, Hanover’s Chairman and CEO, stated: “The changes we announced today position us well for our next stage of growth. Lance has been a great addition to the Hanover management team. Lance joined Hanover earlier this year with the idea that he would succeed Brian, and with our integration of our Savoy Bank acquisition going well, this was the optimal time to allow Brian to focus on strategy development and improving the operational efficiency of the Company and the Bank and for Lance to take over as CFO.”

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, call 516-548-8500 or visit the Bank’s website at www.hanoverbank.com.